Exhibit 99.1

TALON INTERNATIONAL REPORTS 2013 THIRD QUARTER AND

NINE MONTH FINANCIAL RESULTS

Double-Digit Year-over-Year Revenue and Net Income Increases

LOS ANGELES – November 12, 2013 – Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the third quarter and nine months ended September 30, 2013.

Highlights

●	Third quarter 2013 sales increased 21.6% over the same period in 2012, and sales for the first nine months of 2013 increased 22% over the same period in 2012.
●	Net income for the first nine months of 2013 increased to $2.2 million, nearly 3.5 times higher than the same period in 2012.

Third Quarter and Nine Month 2013 Financial Results

“We are pleased to deliver another outstanding quarterly increase in revenue and a significant increase in net earnings for the quarter and year to date,” said Lonnie Schnell, Talon’s CEO. “The momentum that we have achieved in the last six consecutive quarters comes from growing our position with major worldwide specialty retailers, obtaining new brand nominations, and extending our reach into new markets.”

Sales for the quarter ended September 30, 2013 were $13.7 million, reflecting a 21.6% increase over the same period in 2012. Third quarter 2013 sales included Zipper sales of $7.9 million, up 37.4% from the third quarter of 2012, and Trim sales of $5.8 million, up 5.0% from the same period in 2012. Sales of the Company’s advanced stretch technology, TekFit®, albeit modest at only $26,000, more than doubled over the same period last year, on increased retail interest, extensive sampling and new test market orders.

Sales for the nine months ended September 30, 2013 were $40.5 million, an increase of 22.0% from the same period in 2012.   Zipper sales for the nine months ended September 30, 2013 were $23.2 million, up 35.7% over the same period in 2012, while Trim sales for the same period in 2013 were $17.3 million, up 7.2% from 2012. TekFit® sales for the nine months ended September 30, 2013 were $41,000 as compared to $15,000 for the same period in 2012.

Sales growth in each of Talon’s segments reflects a deeper penetration of its products into the major retail branded customers that the Company serves, and to new specialty apparel customers now adopting Talon products. Customers choose Talon because of the innovative solutions offered to meet all apparel challenges, for extraordinary levels of customer service, and the ability to work with a superior, single-source partner for all apparel accessory needs.

Gross profit for the third quarter of 2013 was $4.6 million, or 33.4% of sales, as compared to $3.7 million, or 32.3% of sales, for the same quarter in 2012. Gross profit for the first nine months of 2013 was $13.3 million, or 32.9% of sales, as compared to $10.8 million, or 32.5% of sales, for the same period in 2012. The increase in gross profit was primarily attributable to greater overall sales volumes.

Operating expenses for the third quarter of 2013 were $3.6 million, or 26.6% of sales, as compared to $3.3 million, or 29.0% of sales, in the third quarter of 2012. Sales and marketing expenses for the third quarter of $1.6 million increased $363,000 from the same quarter in 2012, reflecting increases in the global sales force and higher sales commissions from the increase in sales volumes. General and administrative expenses for the third quarter totaled $2.1 million, essentially flat with the general and administrative expense for the same quarter in 2012.

Operating expenses for the nine months ended September 30, 2013 were $10.6 million, or 26.1% of sales, as compared to $9.9 million, or 29.8% of sales, in the first nine months of 2012. Sales and marketing expenses for the nine months ended September 30, 2013 rose to $4.4 million from $3.5 million for the same period in 2012. General and administrative expenses for the nine months ended September 30, 2013 totaled $6.2 million, representing a decline of $225,000 from the same period in 2012.

Net income for the quarter ended September 30, 2013 was $700,000 as compared to net income of $187,000 for the same quarter in 2012. Net income for the nine months ended September 30, 2013 was $2,243,000, nearly three and one-half times higher than net income of $652,000 in the same period in 2012.

Net Income per Share

Net income per share for the three months ended September 30, 2013 was $0.01 per share on 86.4 million diluted shares outstanding as compared to $0.01 per share for the same period in 2012 on 22.9 million diluted shares outstanding. Net income per share for the nine months ended September 30, 2013 was $0.05 per share on 47.9 million average diluted shares outstanding, as compared to $0.03 per share on 22.1 million average diluted shares outstanding for the same period in 2012.

The increase in the average shares outstanding reflects the private placement of common shares completed in connection with the redemption of preferred shares that the Company completed in July 2013. While the private placement resulted in additional shares outstanding, the preferred stock redemption completed in connection with this transaction resulted in a significant benefit to common shareholders. Consequently, the net income per share available to common shareholders for both the quarter and the nine months ended September 30, 2013 includes a one-time net benefit of $6.9 million. Accordingly, net income per share available to common shareholders for the quarter ended September 30, 2013 was $7.5 million or $0.09 per share, and net income per share available to common shareholders for the nine months ended September 30, 2013 was $7.3 million, or $0.15 per share.

Recapitalization

On July 12, 2013, the Company redeemed all of its outstanding Series B Preferred stock for $18.8 million. This resulted in an immediate $6.9 million net benefit to common shareholders as the Company eliminated the shares at a significant discount from its book value of $25.9 million. The preferred share liquidation preference was scheduled to increase 16% annually, and would have reached nearly $41 million when it was due to mature in 2016, so the longer-term savings achieved through the early redemption was even more significant.

The Company funded the redemption with $7.5 million in cash from its balance sheet, $5.5 million in cash raised through a strategic equity sale of 61.1 million shares of common stock to a group of private investors, and a $5.8 million promissory note. The Company now has 91.9 million common shares outstanding.

Balance Sheet

At September 30, 2013, cash and cash equivalents totaled $4.0 million, as compared to cash and cash equivalents of $8.9 million at December 31, 2012. The decline in cash was principally due to the redemption of the Series B Preferred Stock, net of the proceeds from the sale of common stock, and cash provided by operating activities of $3.0 million. In the Series B Preferred redemption transaction, the Company used $7.5 million of its cash and issued a $5.8 million short-term, low-interest promissory note in order to complete the redemption. The Company is in the process of pursuing debt financing in order to repay the note on or prior to its maturity date of January 12, 2014.

Conference Call

Talon International will hold a conference call today, Tuesday, November 12, 2013 to discuss today’s earnings announcement. Mr. Schnell will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow the presentation. To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Tuesday, November 12, 2013

Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers: 1-877-300-8521

International callers: 1-412-317-6026

Conference ID#: TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until December 12, 2013. The toll-free replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international, conference ID 10036823.

About Talon International, Inc.

Talon International, Inc. is a major supplier of customer zippers, complete trim solutions and stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands all under its trademark and world renowned brands, Talon®, and TekFit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, J.C. Penney, FatFace, Victoria’s Secret, Wal-Mart, Tom Tailor, Phillips-Van Heusen, Juicy Couture, and many others. The Company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, India, Indonesia and Bangladesh.

Forward Looking Statements

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “should,” and “potential,” among others. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to the Company’s views on market growth, changing trends in apparel retailing, new product introductions, the Company’s ability to execute on its sales strategies, ability to refinancing its short-term debt, and the risk factors listed from time to time in Talon’s SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for 2013. SEC-filed documents are available at no charge at the SEC’s website (www.sec.gov) or from the Company. All forward-looking statements included in this release are based upon information available to Talon as of the date of this release, which may change.

Contacts:

Lisa Mueller (Investors & Media)

Financial Profiles, Inc.

Tel: 310-478-2700

TALON@finprofiles.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net sales	$13,728,037	$11,288,717	$40,508,751	$33,214,516
Cost of goods sold	9,143,655	7,637,845	27,196,451	22,434,159
Gross profit	4,584,382	3,650,872	13,312,300	10,780,357
Sales and marketing expenses	1,568,257	1,205,552	4,364,742	3,469,024
General and administrative expenses	2,077,100	2,070,088	6,211,057	6,435,569
Total operating expenses	3,645,357	3,275,640	10,575,799	9,904,593

Income from operations	939,025	375,232	2,736,501	875,764
Interest expense, net	10,641	5,950	11,216	47,710
Income before provision for income taxes	928,384	369,282	2,725,285	828,054
Provision for income taxes, net	228,328	182,417	482,161	175,685
Net income	$700,056	$186,865	$2,243,124	$652,369

Series B Preferred Stock liquidation preference increase	(116,029)	(857,877)	(1,914,470)	(2,408,257)
Series B Preferred Stock redemption discount, net	6,939,257	-	6,939,257	-
Net Income (loss) applicable to Common Shareholders	$7,523,284	$(671,012)	$7,267,911	$(1,755,888)

Per share amounts:
Net income per share	$0.01	$0.01	$0.05	$0.03
Net income per share (applicable to) redeemed from Preferred Stock	0.08	(0.04)	0.11	(0.11)
Basic net income (loss) per share applicable to Common Shareholders	$0.09	$(0.03)	$0.16	$(0.08)
Diluted net income (loss) per share applicable to Common Shareholders	$0.09	$(0.03)	$0.15	$(0.08)
Weighted average number of common shares outstanding – Basic	82,946,352	22,911,678	44,297,109	22,141,684
Weighted average number of common shares outstanding – Diluted	86,379,163	22,911,678	47,870,968	22,141,684
Net income	$700,056	$186,865	$2,243,124	$652,369
Other comprehensive income (loss) from foreign currency translation	21,221	(24,414)	51,072	(10,728)
Total comprehensive income	$721,277	$162,451	$2,294,196	$641,641

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,974,977	$8,927,333
Accounts receivable, net	3,525,802	3,635,136
Inventories, net	971,598	730,503
Prepaid expenses and other current assets	561,143	456,460
Total current assets	9,033,520	13,749,432

Property and equipment, net	719,580	763,770
Intangible assets, net	4,270,381	4,279,943
Other assets	215,753	182,671
Total assets	$14,239,234	$18,975,816

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$7,426,172	$7,866,662
Accrued expenses	2,916,930	2,023,535
Note payable	5,800,000	-
Current portion of capital lease obligations	657	3,247
Total current liabilities	16,143,759	9,893,444

Deferred income taxes	1,053,860	945,543
Other liabilities	27,920	186,051
Total liabilities	17,225,539	11,025,038

Series B Convertible Preferred Stock, $0.001 par value; no shares authorized, issued or outstanding at September 30, 2013; 407,160 shares outstanding at December 31, 2012	-	23,979,216
Stockholders’ Equity (Deficit):

Common Stock, $0.001 par value, 100,000,000 shares authorized; 91,913,217 and 23,400,808 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	91,913	23,401
Additional paid-in capital	64,113,369	58,458,731
Accumulated deficit	(67,310,141)	(74,578,052)
Accumulated other comprehensive income	118,554	67,482
Total stockholders’ equity (deficit)	(2,986,305)	(16,028,438)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$14,239,234	$18,975,816